As filed with the Securities and Exchange Commission on January 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________

STANDARD BIOTOOLS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0513190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Tower Place, Suite 2000

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

SomaLogic, Inc. 2009 Equity Incentive Plan

SomaLogic, Inc. 2017 Equity Incentive Plan

SomaLogic, Inc. 2021 Omnibus Incentive Plan

Non-Statutory Stock Option Agreement, dated May 18, 2021

(Full Title of Plan)

Michael Egholm, Ph.D.

President and Chief Executive Officer

2 Tower Place, Suite 2000

South San Francisco, CA 94080

(650) 266-6000

(Name, Address and Telephone Number, including area code, of Agent for Service)

Copy to:

William C. Hicks, Esq.
John T. Rudy, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 5, 2024, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2023 (the “Merger Agreement”), by and among Standard BioTools Inc., a Delaware corporation (“Standard BioTools”, the “Company” or the “Registrant”), Martis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Standard BioTools (“Merger Sub”) and SomaLogic, Inc., a Delaware corporation (“SomaLogic”), and following the satisfaction or waiver of the conditions specified therein, Merger Sub merged with and into SomaLogic (the “Merger”), with SomaLogic surviving the Merger as a wholly owned subsidiary of Standard BioTools.

At the effective time of the Merger (the “Effective Time”), each outstanding option to purchase shares of common stock, par value $0.0001 per share, of SomaLogic (“SomaLogic Common Stock”) and each outstanding restricted stock unit to purchase shares of SomaLogic Common Stock, whether vested or unvested, held by continuing SomaLogic employees, was assumed and converted into options to purchase shares of common stock, par value $0.001 per share, of Standard BioTools (“Standard BioTools Common Stock”) or restricted stock units to purchase shares of Standard BioTools Common Stock, as applicable, generally on the same terms and conditions applicable immediately prior to the Effective Time, with equitable adjustments to the exercise price per share and number of shares in accordance with the exchange ratio pursuant to the Merger Agreement (the “Assumed Equity Awards”).

This Registration Statement on Form S-8 registers an aggregate of 20,395,404 shares of Standard BioTools Common Stock reserved for issuance pursuant to the exercise of the Assumed Equity Awards under the SomaLogic, Inc. 2009 Equity Incentive Plan, the SomaLogic, Inc. 2017 Equity Incentive Plan and the SomaLogic, Inc. 2021 Omnibus Incentive Plan (collectively, the “SomaLogic Plans”) or granted outside of the SomaLogic Plans.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the SomaLogic Plans and outside of the SomaLogic Plans, as applicable, covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 14, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the Commission on May 9, 2023, August 8, 2023 and November 7, 2023, respectively;

c.	The Registrant’s Current Reports on Form 8-K, excluding any information furnished but not filed pursuant to rules promulgated under the Exchange Act, as filed with the Commission on March 13, 2023, March 16, 2023, May 3, 2023, May 15, 2023, June 16, 2023, July 28, 2023, October 4, 2023, November 21, 2023, December 4, 2023 December 19, 2023, December 26, 2023, December 29, 2023, and January 5, 2024 (as amended on January 19, 2024); and

d.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34180) filed with the Commission on February 7, 2011 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The certificate of incorporation, as amended, of the registrant provides that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law and the bylaws, as amended, of the registrant provide that the registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for payments of unlawful dividends or unlawful stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. The certificate of incorporation, as amended, of the registrant provides for such limitation of liability with respect to directors of the corporation.

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We have entered into indemnification agreements with our officers, directors and certain other employees. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our certificate of incorporation, as amended, our bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Form	Incorporated by Reference From Exhibit Number	Date Filed
4.1	Specimen Common Stock Certificate of the Registrant.	S-8	4.1	4/1/2022
4.2	Eighth Amended and Restated Certificate of Incorporation of the Registrant filed on February 15, 2011.	10-K	3.1	3/28/2011
4.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation filed on April 1, 2022.	S-8	4.3	4/1/2022
4.4	Second Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation filed on January 4, 2024.	8-K	3.1	1/5/2024
4.5	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock.	8-K	3.1	11/22/2016
4.6	Certificate of Elimination of Series A Participating Preferred Stock of the Registrant.	8-K	3.1	8/2/2017
4.7	Amended and Restated Bylaws of Standard BioTools Inc.	S-8	4.8	4/1/2022
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page to this registration statement).
99.1#	SomaLogic, Inc. 2009 Equity Incentive Plan	S-4/A	10.8	8/5/2021
99.2#	SomaLogic, Inc. 2017 Equity Incentive Plan	S-4/A	10.11	8/5/2021
99.3#	SomaLogic, Inc. 2021 Omnibus Incentive Plan	S-4/A	10.1	8/5/2021
99.4#*	Form of Non-Statutory Stock Option Agreement.
107*	Filing Fee Table.

*      Filed herewith.
#      Indicates management contract or compensatory plan, contract, or arrangement.

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Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 19, 2024.

STANDARD BIOTOOLS INC.

By:	/s/ Michael Egholm, Ph.D.
Michael Egholm, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Egholm, Ph.D. and Jeffrey G. Black, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Egholm, Ph.D.	President, Chief Executive Officer and Director	January 19, 2024
Michael Egholm, Ph.D.	(Principal Executive Officer)

/s/ Jeffrey G. Black	Chief Financial Officer	January 19, 2024
Jeffrey G. Black	(Principal Financial and Accounting Officer)

/s/ Tom Carey	Chairman of the Board of Directors	January 19, 2024
Tom Carey

/s/ Frank R. Witney, Ph.D.	Director	January 19, 2024
Frank R. Witney, Ph.D.

/s/ Fenel M. Eloi	Director	January 19, 2024
Fenel M. Eloi

/s/ Troy Cox	Director	January 19, 2024
Troy Cox

/s/ Eli Casdin	Director	January 19, 2024
Eli Casdin

/s/ Kathy Hibbs	Director	January 19, 2024
Kathy Hibbs